Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion together with (1) Part I, Item 1 “Business” of the Annual Report on Form 10-K for the year ended December 31, 2020 (our “2020 Annual Report”), (2) UWM’s audited Consolidated Financial Statements as of and for the years ended December 31, 2019 and 2020 and the related notes thereto, included in Exhibit 99.1 to the Current Report filed March 22, 2021 and (3) UWM’s audited Consolidated Financial Statements as of and for the year ended December 31, 2018 which were included in the Definitive Proxy Statement on Schedule 14A filed December 16, 2020.

The following discussion includes information regarding future financial performance and plans, targets, beliefs, expectations, and objectives of management, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as described in further detail under “Cautionary Note Regarding Forward-Looking Statements” that is set forth in our 2020 Annual Report. Actual results may differ materially from the results discussed in the forward-looking statements because of a number of risks and uncertainties, including the matters discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements; Risk Factor Summary” in our 2020 Annual Report as well as the risks set forth under the caption “Risk Factors” included in our 2020 Annual Report. Historical trends should not be taken as indicative of future operations and financial results.

Unless the context otherwise requires, all references in this subsection to “UWM”, “we”, “us” and “our” refer to the business of United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC) and its consolidated subsidiaries prior to the Business Combination, and to the Company and its consolidated subsidiaries after the Business Combination.

Overview

UWM Holdings, LLC was recently formed as a Delaware limited liability company to become the holding company for UWM upon the completion of the Business Combination. UWM Holdings, LLC has no business operations of its own. The following discussion relates to the financial condition and financial results of UWM as of and for the years ended December 31, 2020, 2019 and 2018.

We are the second largest direct residential mortgage lender and the largest wholesale mortgage lender in the United States, originating mortgage loans exclusively through the wholesale channel. With over 8,000 team members and a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage advisor community. We originate primarily conforming and government loans across all 50 states and the District of Columbia. For the last six years including the year ended December 31, 2020, we have been the largest wholesale mortgage lender in the United States by closed loan volume, with approximately 34% market share of the wholesale channel. For the year ended December 31, 2020, we originated $182.5 billion in residential mortgage loans and generated $3.38 billion of net income. For the year ended December 31, 2020, our mortgage production marked a 69% increase year-over-year, closing approximately 561,000 home loans. Our mortgage production of $182.5 billion for the year ended December 31, 2020 represented a 4.5% market share of all direct residential mortgage loans originated in the United States.

Our mortgage origination business derives revenue from originating, processing and underwriting primarily GSE-conforming mortgage loans, along with FHA, USDA and VA mortgage loans, which are subsequently pooled and sold in the secondary market. The mortgage origination process generally begins with a borrower entering into an IRLC with us pursuant to which it has committed to enter into a mortgage at specified interest rates and terms within a specified period of time, with a borrower who has applied for a loan and met certain credit and underwriting criteria. As we have committed to providing a mortgage loan at a specific interest rate, we hedge that risk by selling forward-settling mortgage-backed securities and FLSCs in the To Be Announced (TBA) market. When the mortgage loan is closed, we fund the loan with approximately 2-3% of our own funds and the remainder with funds drawn under one of our warehouse facilities. At that point, the mortgage loan is “owned” by our warehouse facility lender and is subject to our repurchase right. When we have identified a pool of mortgage loans to sell to the agencies or non-governmental entities, we repurchase such loans from our warehouse lender and sell the pool of mortgage loans into the secondary market, but retain the mortgage servicing rights, or MSRs, associated with those loans. We retain MSRs for a period of time depending on business and liquidity considerations. When we sell MSRs, we typically sell them in the bulk MSR secondary market.

Our unique model of complete alignment with our clients and superior customer service arising from our investments in people and technology has driven demand for our services from our clients. This has resulted in significant increases in our loan origination volume and market share as our loan production income has materially exceeded our volume increases due to improved market margins. During the year ended December 31, 2020, loan origination volume increased by 69% as compared to 2019, while our loan production income increased 336% as compared to 2019. During the year ended December 31, 2019, loan origination volume increased by 159% as compared to 2018, while our loan production income increased 212% as compared to 2018. Furthermore, our mortgage loan origination business has been scalable as our investment in technology, marketing and our team members permits us to handle significant loan origination growth without a proportionate increase in overall expenses.

In May 2020, despite the COVID-19 pandemic, we introduced the Conquest program, which is designed to capitalize on our technology advantages and to highlight the UWM value model of speed, service, and competitive pricing. Conquest is available for purchases and refinances to borrowers who have not refinanced with us for a period of time. We believe that the Conquest program exemplifies how the wholesale channel provides a win-win-win scenario to borrowers, Independent Mortgage Advisors, and us, as well as our unique ability to utilize technology as a differentiator. The Conquest program offers enhanced pricing on shorter duration rate lock periods (8 to 22 days), which provides an incentive to our clients to work efficiently, utilizing our proprietary tools, so that they can offer the best combination of rate and term to borrowers.

With a maximum rate lock period of 22 days, the Conquest program also allows us to close and sell loans faster, which mitigates against hedging and interest rate risk. We further believe that this speed to close results in greater advocacy of our Independent Mortgage Advisors in the realtor community and supports the creation of additional referral business.

Components of revenue

We generate revenue from the following four components of the loan origination business: (i) loan production income, (ii) loan servicing income, (iii) gain (loss) on sale of MSRs and (iv) interest income.

Loan production income. Loan production income includes all components related to the origination and sale of mortgage loans, including:

•

primary gain, which represents the premium we receive in excess of the loan principal amount adjusted for previous fair value adjustments, and certain fees charged by investors upon sale of loans into the secondary market. When the mortgage loan is sold into the secondary market, any difference between the proceeds received and the current fair value of the loan is recognized in current period earnings;

•	loan origination fees we charge to originate a loan, which generally represent flat, per-loan fee amounts;

•

provision for representation and warranty obligations, which represent the reserves established for our estimated liabilities associated with the potential repurchase or indemnity of purchasers of loans previously sold due to representation and warranty claims by investors. Included within these reserves are amounts for estimated liabilities for requirements to repay a portion of any premium received from investors on the sale of certain loans if such loans are repaid in their entirety within a specified time period after the sale of the loans;

•

the change in fair value of IRLCs and FLSCs as well as recorded loans on the balance sheet, due to changes in estimated fair value, driven primarily by interest rates but can also be influenced by other assumptions; and

•	capitalization of MSRs, representing the estimated fair value of newly originated MSRs when loans are sold and the associated servicing rights are retained.

Compensation earned by Independent Mortgage Advisors is included in the cost of the loans we originate, and therefore netted within loan production income.

Loan servicing income. Loan servicing income consists of the contractual fees earned for servicing the loans and includes ancillary revenue such as late fees and modification incentives. Loan servicing income is recorded upon collection of payments from borrowers.

Gain/loss on sale of mortgage service rights. Gain/loss on sale of MSRs represent the transactional outcome from the sales of MSRs. Periodically, we may sell MSRs in the bulk market, which is selling a portfolio package often through a bidding process, as opposed to the programmatic sale of individual rights through flow transactions. These amounts include the cash proceeds from the transaction offset by the recorded basis in the individual associated MSR assets (excluding any valuation allowances), transaction expenses, and accruals relating to contractual obligations incurred as a result of the transaction.

Interest income. Interest income is interest earned on mortgage loans at fair value.

Components of operating expenses

Our operating expenses include salaries, commissions and benefits, direct loan production costs, professional services, occupancy and equipment, marketing, travel and entertainment, depreciation and amortization, other general and administrative, servicing costs, amortization, impairment and pay-offs of MSRs and interest expense.

Key Factors Affecting Comparability

Interest rates

Loan origination volumes and refinance volumes in particular are impacted by interest rates. As interest rates decline, refinance volume tends to increase, while in an increasing interest rate environment, the refinancing volume tends to decrease. The volume of loan originations associated with home purchases is generally less affected by rate fluctuations and more affected by broader economic factors such as the strength and stability of the overall economy, including the unemployment level and real estate values.

The fair value of MSRs is also driven primarily by interest rates, which impact the likelihood of loan prepayments through refinancing. There has been a long-term trend of falling interest rates, with intermittent periods of rate increases. More recently, there was a rising interest rate environment for the majority of 2018 and a falling interest rate environment in 2019 and 2020. In periods of rising interest rates, the fair value of the MSRs generally increases as prepayment expectations decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows. Because origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, we believe that servicing partially offsets the impact that changes in interest rate environments have on our origination business.

COVID-19 pandemic

We are closely monitoring the public health response and economic impacts of COVID-19. There is significant uncertainty related to the economic outcomes from this global pandemic, including the response of the federal, state and local governments as well as regulators such as the FHFA. Despite this uncertainty, we believe we are well positioned to continue serving our clients in the same manner as they have come to expect from us.

The COVID-19 pandemic has had, and continues to have, a significant impact on the national economy and the communities in which we operate. While the pandemic’s long-term effects on the macroeconomic environment has yet to be fully determined and could continue for months or years, we expect that the pandemic and governmental programs created as a response to the pandemic, will affect the core aspects of our business, including the origination of mortgages, our servicing operations, our liquidity and our employees. Such effects, if they continue for a prolonged period, may have a material adverse effect on our business and results of operations. For additional discussion on these risks please refer to “Risk Factors—Risks Related to our Business—The COVID-19 pandemic and the actions taken by local, state and federal governments have and are expected to continue to adversely affect the national economy and the macroeconomic environment which could adversely affect our current operations and our ability to continue to grow” and “—The COVID-19 pandemic has negatively impacted financial markets, which may adversely affect our ability to continue to access sources of capital.”

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted EBITDA as a non-GAAP measure, which our management believes provides useful information on performance to investors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and it may not be comparable to a similarly titled measure reported by other companies. Adjusted EBITDA has limitations as an analytical tool and it should not be considered in isolation or as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define Adjusted EBITDA as earnings before interest expense on non-funding debt, income tax, and depreciation and amortization of premises and equipment, net of the impairment or recovery of MSRs and the impact of deferred compensation. We exclude the impairment or recovery of MSRs as these represent non-cash, non-realized adjustments to our total revenues, which is not indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of interest expense, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

We use Adjusted EBITDA to evaluate our operating performance and is one of the measures used by our management for planning and forecasting future periods. We believe the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by our management and may make it easier to compare our results with other companies that have different financing and capital structures.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

	For the year ended December 31,
Reconciliation of net income to Adjusted EBITDA:	2020	2019	2018
($ in thousands)
Net income	$3,382,510	$415,057	$91,316
Interest expense on non-funding debt	28,062	16,781	8,211
Provision for income taxes	2,450	—	57
Depreciation and amortization	16,820	9,405	5,456
Impairment of MSRs(1)	19,584	20,559	—
Deferred compensation, net(2)	4,665	11,000	—

Adjusted EBITDA	$3,454,091	$472,802	$105,040

(1)	Reflects temporary impairments recorded as valuation allowance against the value of MSRs, and corresponding subsequent recoveries.
(2)	Reflects management incentive bonuses under our long-term incentive plan that are accrued when earned net of cash payments.

Results of Operations for the Year Ended December 31, 2020 and 2019

Summary of Operations

($ in thousands)	For the year ended December 31,
	2020	2019
Revenue
Loan production income	$4,551,415	$1,043,483
Loan servicing income	288,304	102,288
Loss on sale of mortgage servicing rights	(62,285)	(22,480)
Interest income	161,160	155,129

Total revenue, net	4,938,594	1,278,420

Expenses
Salaries, commissions and benefits	552,143	372,172
Direct loan production costs	54,459	34,434
Professional services	12,115	37,785
Occupancy and equipment	58,890	40,095
Marketing, travel, and entertainment	20,278	23,433
Depreciation and amortization	16,820	9,405
Servicing costs	70,835	30,936
Amortization, impairment and pay-offs of mortgage servicing rights	573,118	137,776
Interest expense	167,036	164,131
Other general and administrative	27,940	13,196

Total expenses	1,553,634	863,363

Earnings before income taxes	3,384,960	415,057

Provision for income taxes	2,450	—

Net income	$3,382,510	$415,057

Loan production income

The table below provides details of the characteristics of our loan production for each of the periods presented:

Loan Production Data: ($ in thousands)	For the year ended December 31,
	2020	2019
Loan origination volume by type
Conventional conforming	$153,525,586	$76,207,713
FHA/VA/USDA	27,541,347	25,563,260
Non-agency	1,480,708	5,996,199

Total loan origination volume	$182,547,641	$107,767,172

Portfolio metrics
Average loan amount	$325	$318
Weighted average loan-to-value ratio	71.01%	78.69%
Weighted average credit score	758	741
Weighted average note rate	3.01%	4.04%
Percentage of loans sold
To GSEs	99%	93%
To other counterparties	1%	7%
Servicing-retained	100%	96%
Servicing-released	0%	4%

The components of loan production income for the periods presented were as follows:

($ in thousands)	For the year ended December 31, 2020	For the year ended December 31, 2019
Primary gain (loss)	$2,291,731	$(277,917)
Loan origination fees	399,996	213,673
Provision for representation and warranty obligations	(36,510)	(19,153)
Capitalization of MSRs	1,896,198	1,126,880

Loan production income	$4,551,415	$1,043,483

Loan production income was $4,551.4 million for the year ended December 31, 2020, an increase of $3,507.9 million, or 336%, as compared to $1,043.5 million for the year ended December 31, 2019. The increase in loan production income was primarily driven by $74,780.5 million or 69% increase in mortgage loan origination volume to $182,547.6 million and an increase in loan production income stemming from low interest rates.

Loan servicing income

For the periods presented, our loan servicing portfolio consisted of the following:

	As of December 31,
($ in thousands, except number of loans)	2020	2019
MSR UPB of loans serviced	$188,268,883	$72,589,639
Number of MSR loans serviced	606,688	234,971
Average MSR delinquency count (60+ days) as % of total	1.93%	0.15%
Weighted average note rate	3.13%	3.97%
Weighted average service fee	0.2738%	0.2877%

Loan servicing income was $288.3 million for the year ended December 31, 2020, an increase of $186.0 million, or 181.9%, as compared to the year ended December 31, 2019. The increase in loan servicing income was primarily driven by the growing servicing portfolio size as a result of the additional origination volume.

Loss on sale of mortgage servicing rights

Loss on sale of MSRs was $(62.3) million for the year ended December 31, 2020, as compared to a loss of $(22.5) million for the year ended December 31, 2019. The difference was primarily driven by decreasing interest rates that adversely impacted fair values, or the amounts a buyer is willing to pay for MSRs.

Interest income

Interest income was $161.2 million for the year ended December 31, 2020, an increase of $6.1 million, or 3.9%, as compared to $155.1 million for the year ended December 31, 2019. The increase was primarily driven by increased loan production which increased our average loans balances, offset by a decline in interest rates and shorter hold period on loans produced.

Expenses

Expenses for the periods presented were as follows:

	For the year ended December 31,
	2020	2019
Salaries, commissions and benefits	$552,143	$372,172
Direct loan production costs	54,459	34,434
Professional services	12,115	37,785
Occupancy and equipment	58,890	40,095
Marketing, travel, and entertainment	20,278	23,433
Depreciation and amortization	16,820	9,405
Servicing costs	70,835	30,936
Amortization, impairment and pay-offs of mortgage servicing rights	573,118	137,776
Interest expense	167,036	164,131
Other general and administrative	27,940	13,196

Total expenses	$1,553,634	$863,363

Total expenses

Total expenses were $1,553.6 million for the year ended December 31, 2020, an increase of $690.2 million, or 79.9%, as compared to $863.4 million for the year ended December 31, 2019. The increase in expenses was primarily due to an increase in amortization, impairment and pay-offs of MSRs, as well as increased salaries, commissions and benefits due to significant increases in headcount. Amortization, impairment and pay-offs increased by $435.3 million or 316.0% due to an increase in overall size of the MSR portfolio and impairment related to MSRs.

In addition, there was an increase in salaries, commissions and benefits of $180.0 million or 48.4% in the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily resulting from an increase in headcount to support increased loan volume. Headcount increased by approximately 2,600 team members from approximately 4,900 at December 31, 2019 to approximately 7,500 at December 31, 2020. Servicing costs also increased by $39.9 million or 129.0% as compared to the year ended December 31, 2019 primarily due to the growing portfolio size as a result of the increased origination volume.

Net income

Net income was $3,382.5 million for the year ended December 31, 2020, an increase of $2,967.4 million, as compared to $415.1 million for the year ended December 31, 2019. The increase was primarily the result of the increase in loan production income of $3,507.9 million and an increase in loan servicing income of $186.0 million, partially offset by an increase in amortization, impairment and pay-offs of mortgage servicing rights of $435.3 million and an increase in salaries, compensation and benefits of $180.0 million.

Results of Operations for the Year Ended December 31, 2019 and 2018

Summary of Operations

Statement of Operations Data: ($ in thousands)	For the year ended December 31,
	2019	2018
Revenue
Loan production income	$1,043,483	$334,197
Loan servicing income	102,288	82,952
(Loss) gain on sale of mortgage servicing rights	(22,480)	91,130
Interest income	155,129	85,018

Total revenue, net	$1,278,420	$593,297
Expenses
Salaries, commissions and benefits	$372,172	$233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of premises and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	863,363	501,924

Earnings before income taxes	415,057	91,373
Provision for income taxes	—	57

Net income	$415,057	$91,316

Loan production income

The table below provides details of the characteristics of our loan production for each of the periods presented:

Loan Production Data: ($ in thousands)	For the year ended December 31,
	2019	2018
Loan origination volume by type
Conventional conforming	$76,207,713	$33,062,045
FHA/VA/USDA	25,563,260	7,683,734
Non-agency	5,996,199	814,367

Total loan origination volume	$107,767,172	$41,560,146

Portfolio metrics
Average loan amount	$318	$285
Weighted average loan-to-value ratio	78.69%	80.23%
Weighted average credit score	741	741
Weighted average note rate	4.04%	4.68%
Percentage of loans sold
To GSEs	93%	92%
To other counterparties	7%	8%
Servicing-retained	96%	92%
Servicing-released	4%	8%

The components of loan production income for the periods presented were as follows:

($ in thousands)	December 31, 2019	December 31, 2018
Primary gain (loss)	$(277,917)	$(90,304)
Loan origination fees	213,673	85,416
Provision for representation and warranty obligations	(19,153)	(10,327)
Capitalization of MSRs	1,126,880	349,412

Loan production income	$1,043,483	$334,197

Loan production income was $1,043.5 million for the year ended December 31, 2019, an increase of $709.3 million, or 212%, as compared to $334.2 million for the year ended December 31, 2018. The increase in loan production income was primarily driven by a 159% increase in mortgage loan origination volume to $107.8 billion and an increase in the market in loan margins.

Loan servicing income

For the periods presented, our loan servicing portfolio consisted of the following:

	As of December 31,
($ in thousands, except number of loans)	2019	2018
MSR UPB of loans serviced	$72,589,639	$42,957,005
Number of MSR loans serviced	234,971	160,401
Average MSR delinquency count (60+ days) as % of total	0.15%	0.39%
Weighted average note rate	3.97%	4.56%
Weighted average service fee	0.2877%	0.2665%

Loan servicing income was $102.3 million for the year ended December 31, 2019, an increase of $19.3 million, or 23%, as compared to the year ended December 31, 2018. The increase in loan servicing income was primarily driven by the growing portfolio size driven by additional origination volume.

MSR fair value declined significantly on a relative basis from December 31, 2018 to December 31, 2019 due to market interest rates declining, significantly impacting actual and expected prepayments. Our recorded valuation allowance increased from $0 to $20.6 million and reflected a change from a $62.9 million cushion (fair value exceeded recorded basis) to a $20.6 million impairment.

(Loss) gain on sale of mortgage servicing rights

Loss on sale of mortgage servicing rights was $(22.5) million for the year ended December 31, 2019, as compared to a gain on sale of mortgage servicing rights of $91.1 million for the year ended December 31, 2018. The difference was primarily driven by decreasing interest rates that adversely impacted fair values in 2019, or the amounts a buyer is willing to pay for MSRs. In 2018, interest rates were generally increasing which caused MSR sales to result in gains. In 2019, interest rates were declining, which caused MSR sales to result in losses.

Interest income

Interest income was $155.1 million for the year ended December 31, 2019, an increase of $70.1 million, or 82%, as compared to $85.0 million for the year ended December 31, 2018. The increase was primarily driven by increased loan production which increased our average loans balances.

Expenses

Expenses for the periods presented were as follows:

	For the year ended December 31,
($ in thousands)	2019	2018
Salaries, commissions and benefits	$372,172	$233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of premises and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	$863,363	$501,924

Total expenses were $863.4 million for the year ended December 31, 2019, an increase of $361.4 million, or 72%, as compared to $502.0 million for the year ended December 31, 2018. The increase in expense was primarily due to an increase in salaries, commissions and benefits of $139.0 million or 60% primarily resulting from an increase in headcount to support increased loan volume. Headcount increased by approximately 2,100 team members from approximately 2,800 at December 31, 2018 to approximately 4,900 at December 31, 2019. Interest expense increased by $78.5 million or 92% as compared to the year ended December 31, 2018 primarily due to the increase in warehouse funding balances to support our loan production. Amortization, impairment and pay-offs increased by $80.4 million or 140% due to greater actual and expected prepayments of $59.8 million and impairment of $20.6 million.

Net income

Net income was $415.1 million for the year ended December 31, 2019, an increase of $323.8 million, as compared to $91.3 million for the year ended December 31, 2018. The increase was primarily the result of an increase in loan production income of $709.3 million, an increase in loan servicing income of $19.3 million, and an increase in interest income of $70.1 million, partially offset by a decrease in gain on sale of mortgage servicing rights of $113.6 million, an increase in salaries, compensation and benefits of $139.0 million, an increase in amortization, impairment and pay-offs of mortgage servicing rights of $80.4 million, an increase in interest expense of $78.5 million, an increase in professional services of $23.8 million, an increase in occupancy and equipment expenses of $13.1 million, an increase in servicing costs of $12.5 million, and an increase in direct loan production costs of $9.6 million.

Liquidity and Capital Resources

Overview

Historically, our primary sources of liquidity have included:

•	borrowings including under our warehouse facilities and other financing facilities;

•	cash flow from operations, including:

•	sale of loans into the secondary market;

•	loan origination fees;

•	servicing fee income;

•	interest income on mortgage loans; and

•	sales of MSRs.

Historically, our primary uses of funds have included:

•	origination of loans;

•	retention of MSRs from our loan sales

•	payment of interest expense;

•	payment of operating expenses; and

•	distributions to our member.

We are also subject to contingencies which may have a significant impact on the use of our cash.

To originate and aggregate loans for sale into the secondary market, we use our own working capital and borrow or obtain money on a short-term basis primarily through uncommitted and committed warehouse facilities that we have established with large global banks and certain agencies.

Loan Funding Facilities

Warehouse facilities

Our warehouse facilities, which are our primary loan funding facilities used to fund the origination of our mortgage loans, are primarily in the form of master repurchase agreements. Loans financed under these facilities are generally financed at approximately 97% to 98% of the principal balance of the loan, which requires us to fund the balance from cash generated from our operations. Once closed, the underlying residential mortgage loan is pledged as collateral for the borrowing or advance that was made under these loan funding facilities. In most cases, the loans we originate will remain in one of our warehouse facilities for less than one month, until the loans are pooled and sold. During the time we hold the loans pending sale, we earn interest income from the borrower on the underlying mortgage loan note. This income is partially offset by the interest and fees we have to pay under the warehouse facilities. Interest rates under the warehouse facilities are typically based on one-month LIBOR plus a spread.

When we sell a pool of loans, the proceeds we receive from the sale of the loans are used to pay back the amounts we owe on the warehouse facilities. The funds received then become available to be re-advanced to originate additional loans. We are dependent on the cash generated from the sale of loans to fund future loans and repay borrowings under our warehouse facilities. Delays or failures to sell loans in the secondary market could have an adverse effect on our liquidity position.

From a cash flow perspective, the vast majority of cash received from mortgage originations occurs at the point the loans are sold into the secondary market. The vast majority of servicing fee income relates to the retained servicing fee on the loans, where cash is received monthly over the life of the loan and is a product of the borrowers’ current unpaid principal balance multiplied by the weighted average service fee. For a given mortgage loan, servicing revenue from the retained servicing fee declines over time.

The amount of financing advanced to us under our warehouse facilities, as determined by agreed upon advance rates, may be less than the stated advance rate depending, in part, on the fair value of the mortgage loans securing the financings. Each of our warehouse facilities allows the bank extending the advances to evaluate regularly the market value of the underlying loans that are serving as collateral. If a bank determines that the value of the collateral has decreased, the bank can require us to provide additional collateral or reduce the amount outstanding with respect to the corresponding loan (e.g., initiate a margin call). Our inability to satisfy the request could result in the termination of the facility and, depending on the terms of our agreements, possibly result in a default being declared under our other warehouse facilities.

Warehouse lenders generally conduct daily evaluations of the adequacy of the underlying collateral for the warehouse loans based on the fair value the mortgage loans. As the loans are generally financed at 97% to 98% of principal balance and our loans are typically outstanding on warehouse lines for short periods (e.g., 15 days), significant increases in market interest rates would be required for us to experience margin calls from a majority of our warehouse lenders. When considering the full fair value of the loans, the required decline is even more significant. Typically, we do not receive margin calls on a majority of our warehouse lines. Four of our warehouse lines advance based on the fair value of the loans, rather than principal balance. For those lines, we exchange collateral for modest changes in value. At December 31, 2020, there were no exchanges of collateral.

The amount owed and outstanding on our warehouse facilities fluctuates based on our origination volume, the amount of time it takes us to sell the loans we originate, our cash on hand, and our ability to obtain additional financing. We reserve the right to arrange for the early payment of outstanding loans and advances from time to time. As we accumulate loans, a significant portion of our total warehouse facilities may be utilized to fund loans. We may from time to time use surplus cash to “buy-down” the effective advance rate of certain warehouse facilities or to prepay the repurchase price under those warehouse facilities. As of December 31, 2020, the self-warehouse amount was insignificant.

For additional information regarding our loan production by loan type and certain additional loan portfolio metrics for the years ended December 31, 2018, 2019 and 2020, see “UWM’s Management Discussion and Analysis of Financial Condition and Results of Operations” above.

The table below reflects the current line amounts of our principal warehouse facilities and the amounts advanced against those lines

Facility Type	Collateral	Line Amount as of December 31, 2020(1)	Expiration Date	Total Advanced Against Line as of December 31, 2020 (in thousands)
Master Repurchase Agreement	Mortgage Loans	$1.5 Billion	2/10/2021	$1,344,851
Master Repurchase Agreement	Mortgage Loans	$800 Million	3/5/2021	666,891
Master Repurchase Agreement	Mortgage Loans	$200 Million	3/24/2021	86,928
Master Repurchase Agreement	Mortgage Loans	$150 Million	5/25/2021	140,237
Master Repurchase Agreement	Mortgage Loans	$400 Million	6/23/2021	287,073
Master Repurchase Agreement	Mortgage Loans	$2 Billion	7/1/2021	499,841
Master Repurchase Agreement	Mortgage Loans	$200 Million	7/7/2021	198,705
Master Repurchase Agreement	Mortgage Loans	$750 Million	9/7/2021	209,138
Master Repurchase Agreement	Mortgage Loans	$150 Million	9/19/2021	112,429
Master Repurchase Agreement	Mortgage Loans	$400 Million	9/23/2021	248,947
Master Repurchase Agreement	Mortgage Loans	$925 Million	10/29/2021	1,179
Master Repurchase Agreement	Mortgage Loans	$3 Billon	10/29/2021	1,685,138
Master Repurchase Agreement	Mortgage Loans	$250 Million	11/16/2021	249,006
Master Repurchase Agreement	Mortgage Loans	$500 Million	12/28/2021	365,577
Master Repurchase Agreement	Mortgage Loans	$1 Billon	1/10/2022	769,510
Master Repurchase Agreement	Mortgage Loans	$250 Million (ASAP+ see below)	No expiration	75,947
Master Repurchase Agreement	Mortgage Loans	$150 Million (gestation line - see below)	No expiration	—

				$6,941,397

(1)	An aggregate of $2,301.0 million of these line amounts is committed as of December 31, 2020.

Early Funding Programs

In addition to warehouse facilities, we are an approved lender for loan early funding facilities with Fannie Mae through its As Soon As Pooled Plus (“ASAP+”) program and Freddie Mac through its Early Funding (“EF”) program. As an approved lender for these early funding programs, we enter into an agreement to deliver closed and funded one-to-four family residential mortgage loans, each secured by related mortgages and deeds of trust, and receive funding in exchange for such mortgage loans in some cases before the lender has grouped them into pools to be securitized by Fannie Mae or Freddie Mac. All such mortgage loans must adhere to a set of eligibility criteria to be acceptable. As of December 31, 2020, the amount outstanding through the ASAP+ program was approximately $75.9 million and no amounts were outstanding under the EF program.

In addition to the arrangements with Fannie Mae and Freddie Mac, we are also party to one early funding (or “gestation”) line with a financial institution. Through this arrangement, we enter into agreements to deliver certified pools consisting of mortgage loans securitized by Ginnie Mae, Fannie Mae, and/or Freddie Mac, as applicable, for the gestation line. As with the ASAP+ and EF programs, all mortgage loans under this gestation line must adhere to a set of eligibility criteria.

The gestation line has a transaction limit of $150.0 million, and it is an evergreen agreement with no stated termination or expiration date that can be terminated by either party upon written notice. As of December 31, 2020, no amount was outstanding under this line.

Lines of Credit

We are also party to an additional line of credit that provides us general working capital funding to utilize in our operations. As of December 31, 2020, the amount available on this line was $400,000 and the total amount advanced against line was $320,300. We currently have a MSR facility that has a revolving line of credit secured by the MSRs associated with mortgage loans that it owns, or that have been securitized in mortgage-backed securitization transactions guaranteed by certain agencies. Advances are limited by the value of the underlying MSRs. The interest rate for each advance on the MSR facility is based on three-month LIBOR and has a LIBOR floor of 0.5%.

Facility Type	Collateral	Maturity	Line Amount	Total Amount Advanced Against Line as of 12/31/2020
($ in thousands)
Credit Agreement	MSRs	12/31/2022	$400,000	$320,300

Covenants

Our warehouse facilities and MSR facilities also generally require us to comply with certain operating and financial covenants and the availability of funds under these facilities is subject to, among other conditions, our continued compliance with these covenants. These financial covenants include, but are not limited to, maintaining (i) a certain minimum tangible net worth, (ii) minimum liquidity, (iii) a maximum ratio of total liabilities or total debt to tangible net worth, and (iv) pre-tax net income requirements. A breach of these covenants can result in an event of default under these facilities and as such would allow the lenders to pursue certain remedies. In addition, each of these facilities, as well as our unsecured lines of credit, includes cross default or cross acceleration provisions that could result in all facilities terminating if an event of default or acceleration of maturity occurs under any facility. We were in compliance with all covenants under these facilities as of December 31, 2020 and December 31, 2019.

Other Financing Facilities

Senior Notes

On November 3, 2020, we issued $800.0 million in aggregate principal amount of senior unsecured notes due November 15, 2025 (the “Senior Notes”). The Senior Notes accrue interest at a rate of 5.500% per annum. Interest on the Senior Notes is due semi-annually on May 15 and November 15 of each year, beginning on May 15, 2021. We used approximately $500.0 million of the net proceeds from the offering of Senior Notes for general corporate purposes to fund future growth and distributed the remainder to SFS Corp. for tax distributions.

On or after November 15, 2022, we may, at our option, redeem the Senior Notes in whole or in part during the twelve-month period beginning on the following dates at the following redemption prices: November 15, 2022 at 102.750%; November 15, 2023 at 101.375%; or November 15, 2024 until maturity at 100.000%, of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest. Prior to November 15, 2022, we may, at our option, redeem up to 40% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 105.500% of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. In addition, we may, at our option, redeem the Senior Notes prior to November 15, 2022 at a price equal to 100% of the principal amount redeemed plus a “make-whole” premium, plus accrued and unpaid interest.

The indenture governing the Senior Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications. The Company was in compliance with the terms of the agreement as of December 31, 2020.

Equipment Note Payable

During 2019, the Company entered into a $30.0 million note payable, secured by equipment, with a financial institution. The note accrues interest at 5.99% per annum and matures December 2024.

In 2020, the Company entered into two additional equipment notes payable of $2.1 million and $0.9 million, respectively. The notes accrue interest at 6.1% and 4.69%, respectively, and mature on April 2023 and October 2023, respectively. As of December 31, 2020, we had $26.5 million outstanding under these three equipment finance term notes, which are primarily collateralized by computer-related hardware.

Finance Leases

As of December 31, 2020, our finance lease liabilities were $23.1 million. The Company’s financing lease agreements have remaining terms ranging from two to three years.

Cash flow data for the year ended December 31, 2020 compared to the year ended December 31, 2019

	For the year ended December 31,
($ in thousands)	2020	2019
Net cash provided by (used in) operating activities	$56,412	$(3,496,012)
Net cash provided by investing activities	231,882	577,375
Net cash provided by financing activities	802,260	3,009,807

Net increase in cash and cash equivalents	$1,090,554	$91,170

Cash and cash equivalents at the end of the period	$1,223,837	$133,283

Net cash provided by (used in) operating activities

Net cash provided by operating activities was $56.4 million for the year ended December 31, 2020 compared to cash used in operating activities of $3,496.0 million for the same period in 2019. The increase in cash flows provided by operating activities was primarily driven by an increased net earnings for the period adjusted for non-cash items including a decrease in the non-cash adjustment for mortgage loans at fair value, an increase in the non-cash adjustment for capitalization of MSRs, and an increase in the non-cash adjustment for amortization and pay-offs of mortgage servicing rights.

Net cash provided by investing activities

Net cash provided by investing activities was $231.9 million for the year ended December 31, 2020 compared to $577.4 million for the same period in 2019. The decrease in cash flows provided by operating activities was primarily driven by a decrease in proceeds from the sale of MSRs, offset by an increase in purchases of premises and equipment.

Net cash provided by financing activities

Net cash provided by financing activities was $802.3 million for the year ended December 31, 2020 compared to cash provided by financing activities of $3,009.8 million for the same period in 2019. The decrease in cash flows provided by financing activities in 2020 was primarily driven by a decrease in net borrowings under warehouse and operating lines of credit, and an increase in member distributions, partially offset by the net proceeds from the issuance of the Senior Notes, and an increase in member contributions.

Balance sheet data at December 31, 2020 compared to December 31, 2019

Cash

Our cash was $1,223.8 million at December 31, 2020 compared to $133.3 million at December 31, 2019. The increase of $1,090.6 million in the cash balance was impacted by earnings for the period adjusted for non-cash items, member contributions, net proceeds from the issuance of $800 million of Senior Notes in the fourth quarter of 2020, the increase in net borrowings on funding facilities to fund the increase in mortgage loans originated, and proceeds from MSR sales. These increases were partially offset by member distributions.

Mortgage loans at fair value

Mortgage loans at fair value were $7,916.5 million at December 31, 2020 compared to $5,446.3 million at December 31, 2019. The increase of $2,470.2 million was primarily as a result of the increase in mortgage loan production in 2020 due to the low interest rate environment throughout 2020.

Mortgage servicing rights, net

Mortgage servicing rights were $1,756.9 million at December 31, 2020 compared to $731.4 million at December 31, 2019. The increase of $1,025.5 million was primarily as a result of the increased origination volume, and consequently the sale of mortgage loans while retaining servicing rights.

Premises and equipment, net

Premises and equipment, net were $107.6 million at December 31, 2020 compared to $61.4 million at December 31, 2019. The increase of $46.2 million was primarily as a result of facilities improvements and furniture and computer equipment purchased to facilitate the growth of the company.

Other assets

Other assets were $58.0 million at December 31, 2020 compared to $14.1 million at December 31, 2019. The increase of $43.9 million was primarily as a result of increases of $34.1 million in prepaid insurance expenses.

Warehouse & Operating Lines of Credit

Warehouse lines of credit were $6,941.4 million and $5,189.6 million at December 31, 2020 and 2019, respectively. Operating lines of credit were $320.3 million and $376.0 million at December 31, 2020 and 2019, respectively. Warehouse lines of credit increased $1,751.8 million year over year, partially offset by a decrease of $55.7 million in operating lines of credit year over year. The increase in net borrowings on funding facilities was used to fund the significant increase in mortgage loans originated and held as of December 31, 2020.

Senior Notes

Senior notes increased $789.3 million year over year as a result of the $800 million principal of senior notes issued in November of 2020, net of discounts and direct issuance costs.

Accounts payable and other accrued expenses

Accounts payable and other accrued expenses were $847.8 million at December 31, 2020 compared to $283.0 million at December 31, 2019. The increase of $564.8 million was primarily as a result of an increase of $429.4 million in GNMA loans eligible for repurchase, the majority of which were impacted by the forbearance provisions of the CARES Act, and increases in accrued expenses including variable compensation associated with our growth in 2020.

Member’s equity

Member’s equity was $2,374.3 million as of December 31, 2020, an increase of $1,713.0 million, or 259.0%, as compared to $661.3 million as of December 31, 2019. The increase was primarily the result of net income of $3,382.5 million and member capital contributions of $300.0 million, partially offset by member distributions of $1,969.6 million, a portion of which related to the $449.5 million repayment of the SFS Corp. senior notes, as well as estimated member tax and other distributions.

Contractual Obligations

The following table sets forth certain of our contractual obligations as of December 31, 2020.

		Payments Due by Period (As of December 31, 2020)
($ in thousands) Contractual Obligations	Total as of December 31, 2020	Less than 1 year	2 - 3 years	4 - 5 Years	More than 5 years
Equipment note payable	$26,528	$6,299	$13,524	$6,705	$—
Senior notes	800,000	—	—	800,000	—
Operating lease commitments	181,187	11,493	22,589	22,421	124,684
Financing lease commitments	24,910	10,322	14,588	—	—

Repurchase and indemnification obligations

Loans sold to investors which we believe met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. We establish a reserve which is estimated based on our assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations.

Interest rate lock commitments, loan sale and forward commitments

In the normal course of business, we are party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit to borrowers at either fixed or floating interest rates. IRLCs are binding agreements to lend to a borrower at a specified interest rate within a specified period of time as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses which may require payment of a fee. As many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In addition, we have contracts to sell mortgage loans into the secondary market at specified future dates (commitments to sell loans), and forward commitments to sell MBS at specified future dates and interest rates.

Following is a summary of the notional amounts of commitments as of dates indicated:

($ in thousands)	December 31, 2020	December 31, 2019
Interest rate lock commitments—fixed rate	$10,594,329	$8,299,658
Interest rate lock commitments—variable rate	—	535
Commitments to sell loans	480,894	1,244,776
Forward commitments to sell mortgage-backed securities	16,121,845	9,429,904

See the notes to the UWM audited consolidated financial statements for further discussion.

Off Balance Sheet Arrangements

As of December 31, 2020, we had sold $1.2 billion of loans to a global insured depository institution and assigned the related trades to deliver the applicable loans into securities for end investors for settlement in January 2021.

New Accounting Pronouncements Not Yet Effective

See Note 1 – Organization, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements of UWM, LLC for details of recently issued accounting pronouncements and their expected impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we are subject to a variety of risks which can affect its operations and profitability. We broadly define these areas of risk as interest rate, credit and counterparty risk.

Interest rate risk

We are subject to interest rate risk which may impact its origination volume and associated revenue, MSR valuations, IRLCs and mortgage loans at fair value valuations, and the net interest margin derived from our funding facilities. The fair value of MSRs is driven primarily by interest rates, which impact expected prepayments. In periods of rising interest rates, the fair value of the MSRs generally increases as expected prepayments decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as expected prepayments increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows. Because origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, we believe that servicing provides a natural hedge to our origination business. We do not hedge MSRs but manage the economic risk through partially offsetting impact of servicing and mortgaging originations.

MSRs generally increase as prepayment expectations decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows.

Our IRLCs and mortgage loans at fair value are exposed to interest rate volatility. During the origination, pooling, and delivery process, this pipeline value rises and falls with changes in interest rates. To mitigate this exposure, we employ a hedge strategy designed to minimize basis risk. Basis risk in this case is the risk that the hedged instrument’s price does not move sufficiently similar to the increase or decrease in the market price of the hedged financial instrument. Because substantially all of our production is deliverable to Fannie Mae, Freddie Mac, and Ginnie Mae, we utilize forward agency or Ginnie Mae To Be Announced (“TBA”) securities as our primary hedge instrument. U.S. Treasury futures, Eurodollar futures or other non-mortgage instruments possess varying degrees of basis risk that TBAs typically do not have. By fixing the future sale price, we reduce our exposure to changes in loan values between interest rate lock and sale. Our non-agency, non-Ginnie Mae production (e.g., jumbo loans) is hedged with primarily whole loan forward commitments with our various buying counterparties. We occasionally use other instruments such as TBAs, as needed.

Interest rate risk also occurs in periods where changes in short-term interest rates result in mortgage loans being originated with terms that provide a smaller interest rate spread above the financing terms of our warehouse facilities, which can negatively impact our net interest income. This is primarily mitigated through expedited sale of our loans.

We assess our market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact on fair values based on hypothetical changes (increases and decreases) in interest rates. Our total market risk is influenced by a wide variety of factors including market volatility and the liquidity of the markets. There are certain limitations inherent in the sensitivity analysis presented, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled. We used December 31, 2020 market rates on our instruments to perform the sensitivity analysis. These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in fair value may not be linear. The following table summarizes the estimated change in the fair value of our mortgage loans at fair value, MSRs, IRLCs and FLSCs as of December 31, 2020 given hypothetical instantaneous parallel shifts in the yield curve. Actual results could differ materially.

	December 31, 2020
($ in thousands)	Down 25 bps	Up 25 bps
Increase (decrease) in assets
Mortgage loans at fair value	$89,174	$(100,032)
MSRs	(78,261)	66,346
IRLCs	110,467	(128,632)

Total change in assets	$121,380	$(162,318)

Increase (decrease) in liabilities
FLSCs	$(199,079)	$222,457

Total change in liabilities	$(199,079)	$222,457

Credit risk

We are subject to credit risk, which is the risk of default that results from a borrower’s inability or unwillingness to make contractually required mortgage payments. While our loans are sold into the secondary market without recourse, we do have repurchase and indemnification obligations to investors for breaches under our loan sale agreements. For loans that were repurchased or not sold in the secondary market, we are subject to credit risk to the extent a borrower defaults and the proceeds upon ultimate foreclosure and liquidation of the property are insufficient to cover the amount of the mortgage loan plus expenses incurred. We believe that this risk is mitigated through the implementation of stringent underwriting standards, strong fraud detection tools and technology designed to comply with applicable laws and our standards. In addition, we believe that this risk is mitigated through the quality of our loan portfolio. For the year ended December 31, 2020, our originated loans had a weighted average loan to value ratio of 71.01%, and a weighted average FICO score of 758.

Counterparty risk

We are subject to risk that arises from our financing facilities and interest rate risk hedging activities. These activities generally involve an exchange of obligations with unaffiliated banks or companies, referred to in such transactions as “counterparties.” If a counterparty were to default, we could potentially be exposed to financial loss if such counterparty were unable to meet our obligations to us. We manage this risk by selecting only counterparties that we believe to be financially strong, spreading the risk among many such counterparties, limiting singular credit exposures on the amount of unsecured credit extended to any single counterparty, and entering into netting agreements with the counterparties as appropriate.

In accordance with Treasury Market Practices Group’s recommendation, we execute Securities Industry and Financial Markets Association trading agreements with all material trading partners. Each such agreement provides for an exchange of margin money should either party’s exposure exceed a predetermined contractual limit. Such margin requirements limit our overall counterparty exposure. The master netting agreements contain a legal right to offset amounts due to and from the same counterparty. Derivative assets in the balance sheets represent derivative contracts in a gain position net of loss positions with the same counterparty and, therefore, also represent our maximum counterparty credit risk. We incurred no losses due to nonperformance by any of our counterparties during the year ended December 31, 2020 or December 31, 2019.

Also, in the case of our financing facilities, we are subject to risk if the counterparty chooses not to renew a borrowing agreement and we are unable to obtain financing to originate mortgage loans. With our financing facilities, we seek to mitigate this risk by ensuring that we have sufficient borrowing capacity with a variety of well-established counterparties to meet our funding needs.